Exhibit 10.27

EMPLOYMENT AGREEMENT

     This Agreement is made effective as of this 24th day of October, 2003 between Winland Electronics, Inc., a Minnesota corporation (the “Corporation”), and Jennifer A. Thompson (“Employee”).

R E C I T A L S:

     A. Employee is presently employed by the Corporation as Chief Financial Officer of the Corporation.

     B. The Corporation believes Employee is valuable to the future growth of the Corporation and its business.

     C. Employee and the Corporation desire to enter into an agreement to set forth the relationship between the parties.

     D. The Corporation has agreed to grant to Employee a stock option for the purchase of 10,000 shares of the Corporation’s Common Stock which shall be set forth in a separate stock option agreement executed by Employee and Corporation, and make Employee eligible for severance payments as provided herein, as consideration for entering into this Agreement and in particular the noncompetition and other restrictions contained in provisions of Article 5.

AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1
EMPLOYMENT; TERM OF EMPLOYMENT

     1.1) Employment. The Corporation hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     1.2) Term. Employee’s employment with the Corporation shall be “at will,” meaning either Employee or the Corporation may terminate the employment relationship at any time, for any or no reason.

ARTICLE 2
DUTIES; EXTENT OF SERVICES

     2.1) Duties. During her employment with the Corporation, Employee shall serve the Corporation faithfully and to the best of her ability. Except as approved in writing by the Board of Directors or its designees, which approval shall not be unreasonably withheld, Employee shall devote her full business and professional time, energy, and diligence to the performance of the duties of such office. Employee shall perform such duties for the Corporation (i) as are customarily incident to her office and (ii) as may be assigned or delegated to her from time to time by the Board of Directors of the Corporation, the Corporation’s President and Chief Executive Officer, or its/his designees. During her employment with the Corporation, Employee shall not engage in any other business activity that would conflict or interfere with her ability to perform her duties under this Agreement. Employee shall use her best efforts to promote the interests of the Corporation.

     2.2) Compliance with Rules: Authority. Employee agrees to be subject to the Corporation’s control, rules, regulations, policies and programs. Employee further agrees that she shall carry on all correspondence, publicity and advertising in the Corporation’s name and she shall not enter into any contract on behalf of the Corporation except as expressly authorized by the Corporation.

ARTICLE 3
COMPENSATION

     3.1) Base Salary. For each fiscal year of the Corporation during Employee’s employment, the Corporation shall pay Employee an annual base salary (“Base Salary”) in the amount determined by the Corporation’s President and Chief Executive Officer. The Base Salary shall be payable in accordance with the Corporation’s normal payroll schedule and shall be less any applicable withholding taxes and FICA contributions.

     3.2) Bonus. During Employee’s employment, the Corporation may, but is not obligated to, pay Employee an annual bonus (the “Annual Bonus”) consisting of stock options or a cash payment or both, the amounts of which, if any, shall be determined by the Corporation’s President and Chief Executive Officer. If any Annual Bonus is earned by Employee, it shall be paid within ninety (90) days after the end of the Corporation’s applicable fiscal year, less applicable withholding taxes and FICA contributions, provided Employee remains employed by the Corporation at the time of payment.

     3.3) Benefits. During Employee’s employment, Employee shall be eligible, at the Corporation’s expense, to participate in and to be covered by, each life insurance, accident insurance, health insurance, disability insurance, hospitalization or other plan, effective with respect to other officers of the Corporation when Employee is eligible under the terms of any such plan, on the same basis as shall be available to other officers of the Corporation. The Corporation shall have the right to change the terms of, or eliminate, any such plan in its discretion from time to time, provided it does so on an equal basis for all covered employees. The Corporation shall provide Employee with such increases, if any, to such benefits as are given to other officers of the Corporation. Upon termination of this Agreement, Employee shall have the right to purchase at fair market value all policies of insurance which insure her life and are owned by the Corporation or any subsidiary of the Corporation.

     3.4) Business Expenses. During Employee’s employment, the Corporation shall reimburse Employee for all ordinary and necessary business expenses incurred by Employee in connection with the business of the Corporation and its subsidiaries and consistent with the

Corporation’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Payment or reimbursement to Employee shall be made upon submission by Employee of vouchers, receipts or other evidence and documentation of such expense in a form reasonably satisfactory to the Corporation and in compliance with applicable requirements of taxing authorities. In the event the Corporation’s President and Chief Executive Officer requests the services of Employee outside the Mankato area, the Corporation shall reimburse Employee for her reasonable transportation, lodging, and meal expense incurred in compliance with such request.

ARTICLE 4
TERMINATION

     4.1) Termination. Either Employee or the Corporation may terminate the employment relationship at any time, for any or no reason. Notwithstanding the foregoing, Employee agrees to give the Corporation thirty (30) days’ written notice of termination.

     4.2) Return of Property. Immediately upon termination (or at such earlier time as requested by the Corporation’s President and Chief Executive Officer or his designees), Employee shall deliver to the Corporation all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in her possession or control that belongs to the Corporation or its customers or contains Confidential Information.

     4.3) Payment Upon Termination. Except as provided in Section 4.4 or Article 6, after the effective date of termination, Employee shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through her last day of employment and any accrued benefits.

     4.4) Severance. If (1) Employee is terminated by the Corporation without Cause, or Employee terminates her employment for Good Reason, (2) such termination is not a Change of Control Termination obligating the Corporation to make a Change of Control Termination Payment in accordance with Article 6, and (3) Employee executes a release of claims in a form supplied by the Corporation, then the Corporation shall provide Employee with the severance benefits described in this Section 4.4.

a.	Termination by Employer with Cause. For purposes of this Article 4, “Cause” shall be defined as:

(1)	Employee’s neglect of any of her material duties or her failure to carry out reasonable directives from the Board of Directors, the Corporation’s President and Chief Executive Officer, or its/his designees or failure to comply with rules, regulations or policies of the Corporation or its Board of Directors;

(2)	Any willful or deliberate misconduct that is injurious to the Corporation, its business reputation or its goodwill;

(3)	dishonesty in any dealings between Employee and the Corporation or between Employee and vendors or customers of the Corporation;

(4)	Employee’s commission of a felony, or other crime involving moral turpitude or immoral conduct, whether or not against the Corporation and whether or not committed during Employee’s employment;

(5)	Employee’s acting in a manner adverse to the best interests of the Corporation, including being under the influence of alcohol or illegal drugs while on the job; or

(6)	Employee’s violation of any term of this Agreement.

b.	Termination by Employee for Good Reason. For purposes of this Article 4, “Good Reason” shall be defined as:

(1)	The assignment to Employee, without Employee’s consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)	The Corporation’s reduction of Employee’s base salary without Employee’s consent except for any reduction implemented as part of a broad-based employee cost reduction initiative; or

(3)	The Corporation’s failure to provide Employee, without Employee’s consent, those employee benefits specifically required by this Agreement.

c.	Severance Benefits Upon Termination by the Corporation Without Cause or Termination by Employee for Good Reason. In the event that (1) Employee’s employment is terminated by the Corporation without Cause or terminated by Employee for Good Reason, and (2) Employee executes a release of claims in a form supplied by the Corporation, then the Corporation shall (i) pay Employee in a lump sum or at regular payroll intervals, at the Corporation’s option, an amount equal to six (6) months’ of Employee’s then current base salary, subject to required and authorized deductions and withholdings; and (ii) continue to pay the Corporation’s ordinary share of premiums for three (3) calendar months for Employee’s COBRA continuation coverage in the Corporation’s group medical, dental, and life insurance plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any.

ARTICLE 5
RESTRICTION AGAINST COMPETITION; CONFIDENTIALITY

     5.1) Restriction Against Competition. Employee acknowledges that she is being employed in a position of trust and confidence and will have access to and become familiar with the unique methods, services and procedures used by the Corporation and that as part of Employee’s duties, she will develop and maintain close working relationships with vendors, customers and employees of the Corporation and its subsidiaries. Employee further acknowledges that the Corporation and its subsidiaries, over the years, through goodwill, advertising, honest business methods and aggressive promotion, have built a lucrative business and obtained loyal vendors and customers. Employee further acknowledges that disclosure or use of any of the Corporation’s confidential or proprietary information, trade secrets or other information relating to the operation of the business of the Corporation or its subsidiaries could have a serious detrimental effect upon the Corporation, the monetary loss from which would be difficult, if not impossible, to measure. In consequence of the foregoing, Employee agrees:

     (a) Noncompetition. During Employee’s employment and for a period of two (2) years after termination of Employee’s employment, except if such termination is pursuant to Article 6, Employee agrees to not directly or indirectly plan, organize, participate in or engage in any business competitive with any product or service marketed by the Corporation or any of its subsidiaries, or conspire with others to do so, in the State of Minnesota or any other state in which the Corporation or its subsidiaries are located or have plans on the termination date to open a location. Employee acknowledges that she shall be prevented from engaging in the business as an individual, shareholder, owner, partner, director, officer, employee, agent, consultant or salesman for any person, corporation, partnership or other entity and agrees that she will not finance, facilitate, promote or encourage any person to initiate or continue in the prohibited business for the period provided.

     (b) Nonsolicitation of Customers. Employee agrees she will not, during her employment and for a two-year period immediately following termination of her employment hereunder, except if such termination is pursuant to Article 6, attempt to divert any business of the Corporation or its subsidiaries by soliciting, contacting, or communicating with any customers of the Corporation or its subsidiaries with whom Employee, or employees under her supervision, had contacts during the year preceding termination of her employment or any persons or entities who might reasonably be considered within the class of customers actively solicited by the Corporation or its subsidiaries.

     (c) Nonsolicitation of Employees. Employee agrees she will not, during her employment and for a two-year period immediately following termination of her employment, except if such termination is pursuant to Article 6, solicit any present or future employee of the Corporation or its subsidiaries for any purpose of hiring or attempting to hire such employee, nor will Employee in any manner attempt to persuade or encourage any of the employees of the Corporation or its subsidiaries to discontinue their employment with the Corporation or its subsidiaries.

     (d) Specific Performance and Injunctive Relief. Employee acknowledges that the restrictions and covenants contained in this Article 5 are reasonable and necessary to protect the legitimate interests of the Corporation. Employee understands and agrees that the remedies at law for any violation of the restrictions or covenants by this Article may be inadequate, that such violations may cause irreparable injury within a short period of time and that the Corporation shall be entitled to preliminary injunctive relief and other injunctive relief against such violation or threatened violation without the necessity of proving actual damages. Such injunctive relief shall be in addition to and not in limitation of any and all other remedies the Corporation shall have in law and at equity for the enforcement of such restrictions and covenants. Nothing herein provided shall be construed as prohibiting the Corporation or Employee from pursuing any other remedies available in the event of breach or threatened breach, including the recovery of damages. And, in that regard, in the event that either the Corporation or Employee shall violate any of the foregoing provisions of this Article, the successful party shall have the right to collect a reasonable attorney’s fee for bringing such legal or equitable action or otherwise enforcing the terms and conditions of this Article.

     (e) Confidential Information. Employee will not, during or after the Term of this Agreement, directly or indirectly, use or disclose any of the Corporation’s confidential or proprietary information, trade secrets or other information relating to the operation of the business of the Corporation or its subsidiaries to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever except the furtherance of the interests of the Corporation or its subsidiaries, provided such information is, through no fault of Employee, not otherwise in the public domain or otherwise made known by the Corporation.

ARTICLE 6
CHANGE IN CONTROL

     6.1) Change of Control Right. For a period of two (2) years following a Change in Control, as defined in Section 6.6(b), Employee shall have the right, at any time and within Employee’s sole discretion, to terminate employment with the Corporation for COC Good Reason, as defined in Section 6.6(d). Such termination shall be accomplished by, and effective upon, Employee giving written notice to the Corporation of Employee’s decision to terminate. Except as otherwise expressly provided in this Agreement, upon exercise of said right, all obligations and duties of Employee under this Agreement shall be of no further force and effect.

     6.2) Change of Control Termination Payment. In the event of a Change in Control Termination, as defined in Section 6.6(c), then, in lieu of any severance benefits payable under Section 4.4 and without further action by the Board of Directors, the Compensation Committee of the Board of Directors, if any, or otherwise, the Corporation shall pay to Employee an amount equal to Employee’s compensation (including (i) Base Salary, (ii) Annual Bonuses, and (iii) the total of lease payments paid by the Corporation for any vehicle used by Employee, but excluding non-cash fringe benefits such as insurance) for the two fiscal years preceding such termination, which amount shall be paid by the Corporation in 24 equal monthly installments beginning on the first day of the month following the month in which such termination occurs with the remaining payments made on the first day of each of the succeeding 23 months. Notwithstanding the foregoing, in no event shall the payments under this Section 6.2, when combined with any other payments or benefits received or to be received, exceed the maximum amount payable to Employee under section 280G of the Internal Revenue Code without being treated as an “excess parachute payment” that is subject to limitations on deductibility by the Corporation.

     6.3) Waiver of Non-Competition and Non-Recruitment Provisions. Notwithstanding any other provision or language in this Agreement or any other agreement or undertaking by Employee, in the event of a Change of Control Termination, there shall be no contractual prohibition or restriction with respect to Employee’s subsequent activities and Employee shall be free to pursue any commercial activity, including any which is directly or indirectly competitive with, or involves any recruitment with respect to, any part of the Corporation’s business, including but not limited to the Corporation’s customers, vendors, suppliers and employees, provided, however, that Employee shall continue to be bound by paragraph 5.1(e).

     6.4) Interest. In the event the Corporation does not make timely payment of the Change of Control Termination amounts described in Section 6.2, Employee shall be entitled to receive interest on any unpaid amount at the prime rate of interest (or such comparable index as may be adopted) published from time to time by the Wall Street Journal.

     6.5) Attorneys’ Fees. In the event Employee prevails in an action against the Corporation to enforce or defend her rights under Article 6 of this Agreement, or to recover damages for breach thereof, Employee shall be entitled to recover from the Corporation any reasonable expenses for attorneys’ fees and disbursements incurred.

     6.6) Definitions. For purposes of this Article 6, the following definitions shall be applied:

     (a) “Continuing Directors” shall mean the directors of the Corporation as of the date of execution of this Agreement and any new director whose election to the Board of Directors or nomination for election to the Board of Directors is approved by a vote of at least two-thirds (2/3) of the directors as of the date of execution of this Agreement who are then still in office.

     (b) “Change of Control” shall mean any of the following events unless approved in advance by a majority of the Continuing Directors:

     (i) the acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of the Corporation representing twenty percent (20%) or more of the total combined voting power of the Corporation’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, except for the officers and directors of the Corporation as of the date this agreement is executed; or

     (ii) a merger or consolidation to which the Corporation is a party if the individuals and entities who were shareholders of the

Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; or

     (iii) the sale of the properties and assets of the Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Corporation; or

     (iv) the consummation of a plan of complete liquidation of the Corporation or of an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s business or assets; or

     (v) a change in the composition of the Corporation’s Board of Directors at any time after the execution of this Agreement such that the Continuing Directors cease for any reason to constitute at least a seventy percent (70%) majority of the Board.

     (c) “Change of Control Termination” shall mean with respect to Employee, any of the following events occurring within two (2) years after a Change of Control:

     (i) Termination of Employee’s employment by the Corporation for any reason, other than pursuant to Section 4.1(a) or (c), except for conduct by Employee constituting a felony; or

     (ii) Termination of employment with the Corporation by Employee pursuant to Section 6.1. A Change of Control Termination by Employee shall not include termination by reason of death.

     (d) “COC Good Reason” shall mean a good faith determination by Employee, in Employee’s sole and absolute judgment, that one or more of the following events has occurred, without Employee’s express written consent, after a Change of Control:

     (i) A change in Employee’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, which has the effect of materially diminishing Employee’s responsibility or authority;

     (ii) A reduction by the Corporation in Employee’s Base Salary or Annual Bonus as in effect immediately prior to the Change of Control or as the same may be increased from time to time;

     (iii) The Corporation requiring Employee to be based anywhere other than within twenty-five (25) miles of Employee’s job location at the time of the Change of Control;

     (iv) Without replacement by a plan, program, or arrangement providing benefits to Employee of the Corporation and its subsidiaries equal to or greater than those discontinued or adversely affected, the failure by the Corporation to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Employee is participating immediately prior to a Change of Control or the taking of any action by the Corporation that would adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans, programs or arrangements;

     (v) The taking of any action by the Corporation that would materially and adversely affect the workplace environment existing at the time of the Change of Control in or under which Employee performs his employment duties;

     (vi) The taking of any action by the Corporation that would materially change the Corporation’s business strategies or practices existing at the time of the Change of Control, including but not limited to changes in the types and brands of products offered, advertising and promotion programs, employment policies, and the segment to which the Corporation markets its products; or

     (vii) Termination of employment by the Corporation of any of the officers of the Corporation or any of its subsidiaries who held such positions at the time of the Change of Control.

ARTICLE 7
MISCELLANEOUS

     7.1) Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions of this Agreement. Without in any way limiting the generality of the foregoing, if any provision of Article 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a geographical area, such provision shall be interpreted to extend over only the maximum period of time during which it may be enforced and to apply only to the maximum geographical area in which it may be enforced, as the case may be.

     7.2) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if given in person or if in writing, sent by certified mail, return receipt requested, to the last known residence address in the case of Employee or to its principal office in the case of the Corporation.

     7.3) Waiver of Breach. The failure of either party hereto to enforce its rights under any provision of this Agreement shall not operate or be construed as a waiver of such breach or of any subsequent breach by any party.

     7.4) Entire Agreement. This Agreement contains the entire agreement of the parties concerning the employment of Employee by the Corporation. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     7.5) Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.

     7.6) Headings. The captions set forth in this Agreement are for convenience only and shall not be considered a part of this Agreement or in any way limiting or amplifying the terms or provisions hereof.

     7.7) Obligations Which Survive Termination. The obligations and remedies of Sections 4.2, 4.3, 4.4, 6.2 and Article 5 of this Agreement shall survive the execution and termination of this Agreement, except as expressly otherwise provided for in this Agreement.

     7.8) Assignment. The Corporation may assign its rights and delegate its responsibilities under this Agreement to any person or entity which acquires all or substantially all of the operating assets of the Corporation by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or otherwise. Employee may not assign any of his rights or obligations under this Agreement.

     7.9) Counterparts. This Agreement may be executed simultaneously into two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By	/s/ Lorin E. Krueger

Its President and CEO

/s/ Jennifer A. Thompson

Jennifer A. Thompson